EXHIBIT 99.1

Correlate Infrastructure Partners Inc. Enters into Letter of Intent to Acquire Aegis Renewable

Energy Inc., Expand into Northeast Renewables Market

BOISE, Idaho, Sept. 13, 2022 -- via InvestorWire -- Correlate Infrastructure Partners Inc. (OTCQB: CIPI) (“Correlate” or the “Company”), a technology-enabled energy optimization and clean energy solutions provider for all North America, announces today a nonbinding letter of intent to acquire Vermont-based Aegis Renewable Energy Inc.  Aegis is a leading commercial, industrial and community solar company focused on solar project development and EPC (engineering, procurement, construction) services in the eastern United States and is a member of the Amicus Solar Cooperative Network.

Upon completion, Correlate’s acquisition of Aegis Renewable Energy will provide the company strategic abilities to capitalize on the burgeoning Northeast renewable energy market. With expertise in simplifying energy optimization and sustainability, Correlate intends to utilize Aegis’ deep regulatory knowledge, project fulfillment, and operations and maintenance capabilities to deliver on and expand its project backlog in the region.

The Northeast renewables market is exceptionally robust. As example, Vermont’s state government set goals to meet 90% of its energy needs with renewable sources by 2050. Many other Northeastern states also have ambitious renewable targets including Maine, New York, Maryland, Massachusetts, and New Jersey. An acquisition of Aegis provides Correlate immediate entry to Vermont markets and the entire region.

Todd Michaels, Correlate’s CEO and president, stated, “Upon completion of this key acquisition, Correlate will add to its highly experienced team and will bring proven success to the Northeast market as a leading renewable energy project developer while creating a compelling fit for expanding Correlate’s energy optimization platform.”

The acquisition will also conclude an exhaustive year-long search by Aegis.

“Our search was focused on finding the best strategic fit to match our growth, culture, diversification, and strength of leadership goals,” shared Nils Behn, CEO of Aegis. “After rejecting several offers from other companies we were approached by Correlate and it became apparent very quickly that they hit the mark on all fronts. We couldn’t be happier with our decision to join their team."

Strategic Deal Highlights:

The proposed acquisition is expected to provide numerous strategic and financial benefits, furthering Correlate’s goal of being the leading provider of clean energy and grid optimization services across all North America. The Company believes the Aegis acquisition will enhance its sales, development and construction capabilities via:

•	Expanded national leadership in key Northeast markets via a highly experienced construction and engineering team with proven track records in profitable scale.

•	Expertise in regional permitting and interconnection for commercial and community solar markets.

•	Development of the Correlate National Center of Excellence centered around rapid project design and best-in-class project management processes and systems.

"This proposed Aegis Renewable Energy acquisition will bolster Correlate’s Northeast presence with a top-notch team that has been successfully executing commercial and community-scale solar energy systems for the past 11 years,” noted Channing Chen, CFO of Correlate. “In addition to a strong regional presence, the team’s capabilities and expertise can be leveraged more broadly to help execute opportunities nationally and align with Correlate’s core values and objectives.”

Chen added, “We intend to move toward the execution of a definitive acquisition agreement and the closing of the Aegis transaction as soon as due diligence has concluded and closing conditions have been achieved by all parties.”

The proposed acquisition was previously announced on the Form 8-K filing on Aug. 25, 2022, and is currently anticipated to close in Q4 2022. The proposed acquisition is expected to further accelerate Correlate’s already impressive quarter-over-quarter results while bringing Correlate’s commitment to excellence and sustainability to the entire Northeastern United States.

About Correlate Infrastructure Partners Inc.

Correlate Infrastructure Partners Inc. (OTCQB: CIPI) offers a complete suite of clean energy solutions across North America.

Correlate is a portfolio-scale development and finance platform offering facilities access to clean electrification solutions focused on locally sited solar, energy storage, EV infrastructure and intelligent efficiency measures. Its unique data-driven approach is powered by proprietary analytics, management services and a highly scalable national fulfillment network to help building owners profit from fully funded, turnkey decarbonization and facility health programs.

The Correlate website is located at https://www.correlateinfra.com/.

About Aegis Renewable Energy Inc.

Aegis Renewable Energy Inc. is a Vermont-based solar installer for commercial, design-build energy projects throughout New England. They are a trusted partner that provides a complete range of services for the development, installation and sale of commercial and community-scale solar energy systems.

Aegis offers a suite of design-build services that encompass every step in renewable energy project development, from feasibility and site analysis and complete engineering, procurement and construction management (EPC) services to final commissioning and maintenance. The company’s success lies in providing renewable energy solutions uniquely suited to its client’s needs. Aegis is an honest and experienced partner that will guide customers seamlessly through the process of their renewable energy projects.

The Aegis website is located at https://www.aegis-re.com/.

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Forward-Looking Statements

This news release may include "forward-looking statements" regarding Correlate Infrastructure Partners Inc. and its subsidiaries, business and project plans. Such forward-looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Correlate Infrastructure Partners Inc. expresses or implies an expectation or belief about future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Correlate Infrastructure Partners Inc. does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

General inquiries:

Correlate Infrastructure Partners Inc.

Shreveport, Louisiana

www.correlateinfra.com

855.264.4060

info@correlateinc.com

Corporate Communications

IBN (InvestorBrandNetwork)

Los Angeles, California

www.InvestorBrandNetwork.com

310.299.1717 Office

Editor@InvestorBrandNetwork.com

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